Exhibit 99.1

For Immediate Release

C&F FINANCIAL CORPORATION

Friday, March 14, 2003

Contact:    Thomas Cherry, Senior Vice President & Chief Financial Officer    (804) 843-2360

C&F Financial Announces Stock Repurchase

West Point, VA — (NASDAQ:CFFI) The board of directors of C&F Financial Corporation at a February 2003 board meeting authorized management to repurchase up to 150,000 shares of the Company’s common stock over a thirty-day period in privately negotiated transactions. Since that authorization, the Company has repurchased 80,000 shares, approximately 2.2% of shares currently outstanding, at prices between $28.00 and $28.50 per share. As a result, the Company now has 3,580,559 common shares outstanding. Currently, no other repurchases are planned.

C&F Financial Corporation operates twelve retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The company provides mortgage and title services through C&F Mortgage Corporation’s twelve offices and offers full investment services through its subsidiary C&F Investment Services, Inc. On September 1, 2002, the company purchased Moore Loans. Moore Loans is a regional finance company with three offices providing automobile loans in Richmond, Roanoke and Hampton Roads, Virginia and portions of eastern Tennessee.

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